As filed with the Securities and Exchange Commission on April 13, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

LONESTAR RESOURCES US INC.

(Exact name of registrant as specified in its charter)

Delaware	81-0874035
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

111 Boland Street, Suite 301

Fort Worth, TX 76107

(817) 921-1889

(Address of principal executive offices) (Zip code)

Lonestar Resources US Inc. 2021 Management Incentive Plan

(Full title of the plans)

Frank D. Bracken, III

Chief Executive Officer

Lonestar Resources US Inc.

111 Boland Street, Suite 301

Fort Worth, TX 76107

(Name and address of agent for service)

(817) 921-1889

(Telephone number, including area code, of agent for service)

Copy to:

J. Michael Chambers

David J. Miller

Latham & Watkins LLP

811 Main Street

Houston, Texas 77002

(713) 546-5400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☑	Smaller reporting company	☑

		Emerging growth company	☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001 per share	966,184	$7.38(2)	$7,130,437.92(2)	$777.93

(1)

Pursuant to Rule 416(a) and Rule 416(b) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover additional shares of the Registrant’s Common Stock, par value $0.001 per share (“Common Stock”), which become issuable under Lonestar Resources US Inc. 2021 Management Incentive Plan (the “Plan”) by reason of any stock split, stock dividend, recapitalization or other similar transaction.

(2)

The amount is estimated in accordance with Rule 457(c) and 457(h) of the Securities Act for purposes of calculating the registration fee and based upon the average of the high and low prices of the Registrant’s Common Stock as reported on the OTCQX Best Market on April 12, 2021. The proposed maximum offering price per share was calculated by dividing the proposed maximum aggregate offering price ($7,130,437.92) by the amount of shares to be registered under this Registration Statement (966,184).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Registration Statement (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed with the Commission by Lonestar Resources US Inc. (the “Registrant”), pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as applicable, are hereby incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

(a) the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the Commission on March 31, 2021 (File No. 001-37670), and the Registrant’s Registration Statement on Form 8-A12G, as amended, filed with the Commission on January 26, 2021 (File No. 001-37670) (the “Form 8-A”), each pursuant to the Exchange Act;

(b) all other reports filed with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2020; and

(c) the description of the Registrant’s Common Stock contained in the Form 8-A, and any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed amendment to this Registration Statement or in any document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement, except as to specific section of such statements as set forth therein.

Under no circumstances shall any information furnished under Item 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) permits a Delaware corporation to indemnify its officers, directors and other corporate agents to the extent and under the circumstances set forth therein. The Registrant’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and Second Amended and Restated Bylaws (the “Bylaws”) provide that the Registrant will indemnify any person who was or is a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was the Registrant’s director or officer or board observer, or is or was serving at the Registrant’s request in any position or capacity for any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in accordance with provisions corresponding to Section 145 of the DGCL. These indemnification provisions may be sufficiently broad to permit indemnification of the Registrant’s executive officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

Pursuant to Section 102(b)(7) of the DGCL, the Registrant’s Certificate of Incorporation will eliminate the personal liability of a director to the Registrant or the Registrant’s stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to the Registrant or the Registrant’s stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the DGCL (or any successor provision thereto); and

•	for any transaction from which the director derived any improper personal benefit.

The above discussion of Section 145 of the DGCL and of the Registrant’s Certificate of Incorporation and Bylaws is not intended to be exhaustive and is respectively qualified in its entirety by Section 145 of the DGCL and the Registrant’s Certificate of Incorporation and Bylaws.

As permitted by Section 145 of the DGCL, the Registrant carries primary and excess insurance policies insuring the Registrant’s directors and officers against certain liabilities they may incur in their capacity as directors and officers. Under the policies, the insurer, on the Registrant’s behalf, may also pay amounts for which the Registrant granted indemnification to the Registrant’s directors and officers.

The Registrant has also entered into indemnification agreements with each of the Registrant’s directors and officers. These indemnification agreements may require the Registrant, among other things, to indemnify the Registrant’s directors and officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of the Registrant’s directors or officers, or any other company or enterprise to which the person provides services at the Registrant’s request.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Incorporated by Reference
Exhibit Number	Description	Form	File No.	Exhibit	Filing Date	Filed Herewith

4.1	Amended and Restated Certificate of Incorporation of Lonestar Resources US Inc.	8-K	001-37670	3.1	12/1/20

4.2	Second Amended and Restated Bylaws of Lonestar Resources US Inc.	8-K	001-37670	3.2	12/1/20

5.1	Opinion of Latham & Watkins LLP					*

10.1	Lonestar Resources US Inc. 2021 Management Incentive Plan					*

23.1	Consent of BDO USA, LLP, Independent Registered Public Accounting Firm					*

23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1)					*

24.1	Power of Attorney (included on signature page)

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on April 13, 2021.

LONESTAR RESOURCES US INC.

By:	/s/ Frank D. Bracken, III
Frank D. Bracken, III
Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

We, the undersigned officers and directors of Lonestar Resources US Inc., hereby severally constitute and appoint Frank D. Bracken, III and Jason N. Werth, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

Name and Signature	Title	Date

/s/ Frank D. Bracken, III	Chief Executive Officer and Director	April 13, 2021
Frank D. Bracken, III	(Principal Executive Officer)

/s/ Jason N. Werth	Chief Accounting Officer	April 13, 2021
Jason N. Werth	(Principal Financial and Accounting Officer)

/s/ Richard Burnett	Chairman of the Board	April 13, 2021
Richard Burnett

/s/ Eric Long	Director	April 13, 2021
Eric Long

/s/ Gary D. Packer	Director	April 13, 2021
Gary D. Packer

/s/ Andrei Verona	Director	April 13, 2021
Andrei Verona